FORM 5                                        U.S. SECURITIES AND EXCHANGE COMMISSION
                                                      Washington, D.C. 20549
[ ]  Check box if no longer subject to     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     Section 16, Form 4 or Form 5
     obligations may continue. See     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a)
     Instruction 1(b).                 of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment
                                                                  Company Act of 1940
[ ]  Form 3 Holdings Reported

[x]  Form 4 Transactions Reported
------------------------------------------------------------------------------------------------------------------------------------
1. Name & Address of       2. Issuer Name & Ticker                  6. Relationship of Reporting Person(s) to Issuer
   Reporting Person*          or Trading Symbol                        (Check all applicable)
                                                                    X  Director              X  10% Owner
Darden, Thomas F.          Quicksilver Resources Inc. (KWK)        ---                      ---
                                                                       Officer (give            Other (Specify
                                                                   ---         title below) ---        below)
                                                                   ----------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
(Last)  (First)  (Middle)   3  I.R.S. Identification    4.  Statement for Month/Year
                               Number of Reporting
1619 Pennsylvania Avenue       Person, if an entity    -----------------------------------------------------------------------------
---------------------------    (Voluntary)              5. If Amendment, Date of           7. Individual or Joint/Group
        (Street)                                           Original (Month/Year)              (Check applicable line)
                                                                                               X  Form filed by One Reporting Person
Fort Worth, Texas  76104                                     January 2000                     ---
                                                                                                  Form filed by More than One
                                                                                              --- Reporting Person
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
(City)  (State)  (Zip)
                                       Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
*  If the Form is filed by
 more than one Reporting
 Person, see Instruction
 4(b)(v)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security     2. Transaction  3. Transaction  4. Securities Acquired (A) 5. Amount of     6. Ownership    7. Nature of
   (Instr. 3)               Date (Month/    Code            or Disposed of (D)         Securities       Form: Direct    Indirect
                            Day/Year)       (Instr. 8)      (Instr. 3, 4 & 5)          Beneficially     (D) or          Beneficial
                                                                                       Owned at End     Indirect (I)    Ownership
                                                                                       of Issuer's      (Instr. 4)      (Instr. 4)
                                                                                       Fiscal Year
                                                                                       (Instr. 3 & 4)
                                                          -------------------------
                                                          Amount  (A) or (D)  Price
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 7/15/99            J       1,340,405     A       $8.13    5,214,927             I         By Mercury
                                                                                                                       Exploration
                                                                                                                       Company
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/20/99            G           5,700     A                3,030,861             I         By
                                                                                                                       Quicksilver
                                                                                                                       Energy, L.C.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/20/99            G           5,700     A                   78,510             I         as
                                                                                                                       co-trustee
                                                                                                                       for six
                                                                                                                       family
                                                                                                                       trusts
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/20/99            G           5,700     A                  361,022             D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/20/99            G           5,700     A
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/20/99            G           5,700     A
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/20/99            G           5,700     A
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/20/99            G           5,700     A
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/20/99            G           5,700     A
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/20/99            G           5,700     A
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/20/99            G           5,700     A
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/20/99            G           2,850     A
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/20/99            G           2,850     A
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/20/99            G           2,850     A
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/20/99            G           2,850     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/20/99            G           2,850     D
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

FORM 5 (Continued)  Table II - Derivative Securities Acquired, Disposed of, or
                               Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative   2. Conversion or    3. Transaction    4. Transaction  5. Number of Derivative   6. Date Exercisable
   Security (Instr. 3)      Exercise Price      Date (Month/      Code            Securities Acquired       and Expiration Date
                            of Derivative       Day/Year)         (Instr. 3)      (A) or Disposed of        (Month/Day/Year)
                            Security                                              (D) (Instr. 3,4 & 5)
                                                                                ------------------------- --------------------------
                                                                                     (A)        (D)           Date       Expiration
                                                                                                           Exercisable      Date
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
7. Title and Amount of     8. Price of    9. Number of     10. Ownership          11. Nature of
   Underlying Securities      Derivative     Derivative        of Derivative          Indirect
   (Instr. 3 & 4)             Security       Securities        Security:              Beneficial
                              (Instr. 5)     Beneficially      Direct (D)             Ownership
                                             Owned at End      or Indirect            (Instr. 4)
                                             of Year           (I) (Instr. 4)
                                             (Instr. 4)
--------------------------
  Title      Amount or
             Number of
              Shares
------------------------------------------------------------------------------------------------------------------------------------
                                               121,428              D
------------------------------------------------------------------------------------------------------------------------------------
                                               594,000              I                  By Mercury
                                                                                       Exploration Company
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses: J - Mr. Darden is a shareholder, officer and director of Mercury Exploration Company. On July 15, 1999, Mercury purchased 1,340,405 shares of Quicksilver Common Stock from Trust Company of the West.

** Intentional misstatements or ommisions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

      /s/ Thomas Darden                                     April 11, 2000
     -------------------                                    --------------
**Signature of Reporting Person                                  Date

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.